Exhibit (a)(1)(D)



              Z-TEL TECHNOLOGIES, INC. ANNOUNCES THE STATUS OF ITS
                 EXCHANGE OFFER FOR OUTSTANDING PREFERRED STOCK


     TAMPA, Fl. -- November 17, 2004 -- Z-Tel Technologies, Inc. (Nasdaq/SC:
ZTELC), parent company of Z-Tel Communications, Inc., a leading provider of enhanced wireline and broadband telecommunications services, announced today the current status of its previously announced exchange offer (the "Exchange Offer") of its common stock for all of its outstanding classes and shares of preferred stock.

     As of 12:00 noon, Eastern time, on November 17, 2004, Z-Tel had received tenders of 3,906,806 shares (98.24%) of its Series D Convertible Preferred Stock, 4,166,667 shares (100%) of its 8% Convertible Preferred Stock, Series E, and 168.5 shares (100%) of its 12% Junior Redeemable Convertible Preferred Stock, Series G. Included in the amount of shares tendered are all of the shares of preferred stock owned by The 1818 Fund III, L.P., the tender of which is a condition to the consummation of the exchange offer. Also included are 782,225 shares and 1,250,000 shares of Series D Convertible Preferred Stock owned by Gramercy Z-Tel, L.P. and Richland Ventures III, L.P., respectively, the two largest shareholders of Series D Convertible Preferred Stock.

     The Exchange Offer does not expire until 5:00 p.m., Eastern time, on November 29, 2004, accordingly holders of shares of preferred stock who have not yet tendered their shares and wish to do so will have until such time to validly tender their preferred shares to Z-Tel, which Z-Tel has offered to exchange as follows:

     o For its Series D Convertible Preferred Stock, which as of September 27, 2004 3,976,723 shares with a liquidation preference of $16.55 per share and a conversion price of $8.47 per share were outstanding, to exchange 25.69030 shares of its common stock, for each share of its Series D Preferred Stock (representing an exchange price of approximately $0.644 per share);

     o For its 8% Convertible Preferred Stock, Series E, which as of September 27, 2004 4,166,667 shares with a liquidation preference of $16.26 per share and a conversion price of $8.08 per share were outstanding, to exchange 25.24216 shares of its common stock, for each share of its Series E Preferred Stock (representing an exchange price of approximately $0.644 per share); and

     o For its 12% Junior Redeemable Convertible Preferred Stock, Series G, which as of September 27, 2004 171.214286 shares outstanding with had a liquidation preference of $144,974.90 per share and conversion price of $1.28 per share were outstanding, to exchange 161,469.4 shares of its common stock, for each share of its Series G Preferred Stock (representing an exchange price of approximately $0.898 per share).

     The exchange offer is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933 and is conditioned upon (i) receipt of the approval of Z-Tel's shareholders of certain matters to be voted upon at a special meeting to be called by Z-Tel and (ii) the tender of all shares of preferred stock owned by The 1818 Fund III, L.P. The complete terms and conditions of the exchange offer are set forth in the Offer to

Exchange and Letter of Transmittal that has been mailed to holders of the preferred stock. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from Z-Tel by contacting Andrew L. Graham, the Exchange and Information Agent for the exchange offer, at (813) 233-4567. Stockholders are urged to read the Offer to Exchange and Letter of Transmittal because they contain important information concerning the exchange offer.

About Z-Tel

     Z-Tel offers consumers and businesses nationwide enhanced wire line and broadband telecommunications services. All Z-Tel products include proprietary services, such as Web-accessible, voice-activated calling and messaging features that are designed to meet customers' communications needs intelligently and intuitively. Z-Tel is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. For more information about Z-Tel and its innovative services, please visit www.ztel.com.

     This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," and "projects" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Z-Tel's business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

CONTACT:   Z-Tel Technologies, Inc., Tampa
           Andrew Graham, 813-233-4567
           agraham@z-tel.com

SOURCE:    Z-Tel Technologies, Inc.





                                      -2-